Exhibit 21
SUBSIDIARIES OF FEDEX FREIGHT HOLDING COMPANY, INC.
The following is a list of subsidiaries of FedEx Freight Holding Company, Inc. upon completion of the Spin-Off.

Name Of Subsidiary	Jurisdiction Of Incorporation
FDXF Holding Corporation	Delaware
FedEx Freight, Inc.	Arkansas
American Freightways, Inc.	Arkansas
FedEx Custom Critical, Inc.	Ohio
FedEx Freight Canada, Corp.	Nova Scotia
FedEx Freight de Mexico, S. de R.L. de C.V.	Mexico
Razorback Servicios de Mexico, S. de R.L. de C.V.	Mexico
Viking de Mexico, S.A. de C.V.	Mexico